Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 21, 2010, with respect to the statement of assets and liabilities for FactorShares S&P Gold Premium as of March 31, 2010 and the statement of financial condition of Factor Capital Management, LLC as of March 31, 2010 and the related statements of changes in member’s capital and cash flows for the period from November 2, 2009 (inception) to March 31, 2010 in the Registration Statement (Form S-1 No. 333-164755) and related Prospectus of FactorShares S&P Gold Premium for the registration of 4,000,000 common units of beneficial interest.

/s/ ERNST & YOUNG LLP

New York, New York

May 21, 2010